Exhibit 99.1
CONTACT:
Heather Woolford, GKV Associate Director of Public Relations
(410) 234-2519
IMMEDIATE RELEASE
December 6, 2010
Lance, Inc. and Snyder’s of Hanover, Inc. Announce Merger Completion
Charlotte, NC., December 6, 2010 (PR Newswire) — Lance, Inc. (Nasdaq: LNCE), and Snyder’s of Hanover, Inc. announced today the completion of their merger, first announced on July 22nd, 2010. The transaction brings together Snyder’s, a global leader in pretzels and a U.S. leader in specialty snacks that traces its roots to 1909, with Lance, a U.S. snack food leader in sandwich crackers, potato chips, and cookies founded in 1913. The combined company will have a well-established portfolio of snack food brands that includes Snyder’s of Hanover®, Lance®, Cape Cod®, Grande®, Tom’s®, Jays®, O-Ke-Doke®, Stella D’oro®, Krunchers!®, Archway®, Naturals® as well as Lance Private Brands, a leader in private label cookies and crackers. Products will include pretzels, sandwich crackers, kettle chips, potato chips, cookies, tortilla chips and nuts. The new company, named Snyder’s-Lance, Inc., will maintain the stock ticker symbol ‘LNCE’ with shares traded on the NASDAQ exchange.
“We are extremely pleased with the opportunity to combine two leading snack food companies in such a strategically compelling merger,” said David V. Singer, Chief Executive Officer of the combined company. “Combining our strengths in salty, cracker and cookie snacks creates the opportunity for scale in a number of competitive high volume categories. We will immediately begin the work of bringing our two organizations together in ways that maximize our potential growth and drive lasting value for stockholder, customers, business partners and our employees.”
Carl E. Lee, Jr., President and Chief Operating Officer of the combined company commented,“This historic transaction brings together many years of excellence in salty snacks and baking that will create a dynamic and competitive organization able to deliver superior customer service while continuing to be an important part to the communities in which we operate. We expect to drive our business through the strength of nationwide distribution, national advertising, and an excellent portfolio of products and capabilities that consumers prefer. We look forward to our collective success and the exciting times that are to come.”
Management Structure and Board Composition
Snyder’s-Lance will draw on an experienced and talented group of leaders from both companies. Michael A. Warehime, current Snyder’s Chairman, will serve as Chairman of the Board of the combined company, and W. J. Prezzano, current Lance Chairman, will serve as Lead Independent Director. David V. Singer, current Lance President and Chief Executive Officer, will become Chief Executive Officer of Snyder’s-Lance. Carl E. Lee, Jr., current Snyder’s President and Chief Executive Officer, will become President and Chief Operating Officer, and

Rick D. Puckett, current Lance Executive Vice President and Chief Financial Officer, will become Executive Vice President and Chief Financial Officer of the combined company.
Snyder’s-Lance will have a 14 member Board drawn from the existing Boards of both companies. It will be comprised of seven Directors of the current Lance Board and seven Directors of the current Snyder’s Board. The company will have its corporate headquarters in Charlotte, NC and additional headquarters in Hanover, PA, where certain key leaders and functions will continue to be located.
About Lance, Inc.
Lance, Inc. headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers, sandwich cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Ohio and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s, Archway and Stella D’oro brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, club stores, food service outlets and other channels.
About Snyder’s of Hanover, Inc.
Founded in 1909, Snyder’s of Hanover, Inc. is a privately held company that employs over 2,250 associates and operates nearly 1,800 distribution routes nationwide. Snyder’s of Hanover is headquartered in Hanover, PA, which is the location of its flagship snack food manufacturing and distribution center. This location produces and distributes products to the eastern half of North America, the Caribbean, and Europe. The Goodyear, Arizona plant produces products for the Western half of the United States and Pacific Rim countries. The Jeffersonville, Indiana manufacturing facility produces and distributes products primarily for the Midwest and Central United States.
Cautionary Note Regarding Forward-Looking Statements
This press release may include statements about future economic performance, finances, expectations, plans and prospects of the combined company that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the combined company’s current plans, estimates and expectations. Some forward-looking statements may be identified by use of terms such as “believe,” “anticipate,” “intend,” “expect,” “project,” “plan,” “may,” “should,” “could,” “will,” “estimate,” “predict,” “potential,” “continue,” and similar words, terms or statements of a future or forward-looking nature. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by such statements.
Risks and uncertainties relating to the proposed merger include the risks that ; (1) the anticipated benefits of the transaction may not be realized and (2) the parties may not be able to retain key personnel. These risks, as well as other risks of the combined company and its subsidiaries may be different from what the company expects. These risks, as well as other risks associated with the merger, are more fully discussed in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Lance with the Securities and Exchange Commission (“SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.
For further information regarding cautionary statements and factors affecting future results, please refer to the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Lance with the SEC. Except as may be required by law, the combined company undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.